Exhibit 99.1

FOR IMMEDIATE RELEASE March 30, 2010

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces Fourth Quarter and Full Year 2009 Results

CARLSBAD, Calif., March 30/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the fourth quarter and fiscal year ended December 31, 2009.

“Our fourth quarter and full year 2009 financial results provide tangible evidence that the strategic initiatives we outlined at the outset of the year are gaining traction. Our vigilance on reducing costs coupled with reorganizing our sales and marketing efforts have yielded substantial improvements in our underlying operating performance. Perhaps most significantly, we grew our subscriber network 7.2%, or by 270 sites for the full year, while improving cash flow from operations by over $5 million.  Although we are pleased with these developments, we are also cognizant of the significant challenges that lie ahead and the continued need to address customer retention, as evidenced by a rise in that metric in the fourth quarter. Accordingly, we have launched and will launch a number of products, services and promotional programs that we believe will increase customer retention.  That, coupled with cost control and diligent execution of our business plan, gives us confidence that we can bring the business to sustainable levels of profitability,” said NTN Buzztime’s CEO Terry Bateman.

Results for the Fourth Quarter Ended December 31, 2009

Revenues for the fourth quarter of 2009 were $6.6 million, compared to revenues of $6.5 million for the same period of 2008.  The 1.4% increase in sales was due to an increase in advertising revenue of $122,000 in the fourth quarter of 2009 compared to the 2008 period.

The Company ended the fourth quarter of 2009 with 4,016 subscribing venues, compared to 3,746 at December 31, 2008.  During the fourth quarter of 2009, installations were up approximately 19% while terminations were up 32% compared with the fourth quarter of 2008.  Customer churn was 8.3% for the quarter, up from 6.8% in the prior year period.

Total site counts	Q4	Q4	Increase
and churn percentages	2009	2008	(Decrease)
Site Count – Beginning of Quarter	4,051	3,746	305
Q4 Installations	301	253	48
Q4 Terminations	(336)	(253)	83
Site Count - End of Quarter	4,016	3,746	270
Churn Percentage	8.3%	6.8%	1.5

Gross margin as a percentage of revenue remained relatively unchanged at 74% in the fourth quarter of 2009, compared to the fourth quarter of 2008.

Selling, general and administrative expenses for the quarter declined by $0.5 million, or 9%, to $4.9 million from $5.3 million a year ago. The improvement was attributable to several factors:  reduced headcount and the associated payroll expenses which declined by $0.1 million, an overall reduction in marketing spend which declined by $0.1 million, a reduction in severance expenses which declined by $0.2 million, and lower levels of consulting and external professional service expenses which declined by $0.1 million.

Net loss for the fourth quarter of 2009 was $0.2 million, or $0.00 per share, compared to a net loss of $0.7 million or $0.01 per share in the same period a year ago.

For the quarters ended December 31, 2009 and December 31, 2008, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Results for the Fiscal Year Ended December 31, 2009

Revenues from continuing operations were $25.8 million for the fiscal year ended December 31, 2009, compared to revenue of $27.5 million for the prior year. Net loss from continuing operations was $1.5 million, compared to a net loss from continuing operations of $6.1 million a year ago.

For the full year of 2009, installations were up approximately 27% while terminations were down 13% compared with the full year of 2008.  Customer churn was 25% for 2009, down from 29.1% in the prior year.

Total site counts	FY 2009	FY 2008	Increase
and churn percentages			(Decrease)
Site Count – Beginning of Year	3,746	3,877	(131)
Installations	1,239	977	262
Terminations	(969)	(1,108)	(139)
Site Count - End of Year	4,016	3,746	270
Churn Percentage	25.0%	29.1%	(4.1)

Gross margin as a percentage of revenue improved to 75% in 2009 from 72% in fiscal year 2008.  The increase in gross margin was primarily due to a reduction in depreciation expense of $0.3 million, as equipment became fully depreciated, decreased communication and content costs of $0.6 million, and a decrease of $0.3 million in direct salaries as a result of reduced headcount.

Selling, general and administrative expenses declined $5.5 million, or 21%, to $20.0 million in 2009 from $25.5 million in the prior year. The decrease was due to several factors, including payroll and payroll-related expenses which decreased $1.5 million due to a 20% reduction in headcount.  Severance expenses decreased $0.9 million compared to the prior year that included severance expenses associated with the departure of senior personnel and the closing of the Company’s UK office.  Marketing expenses decreased $1.1 million due to a change in marketing strategy, including reductions in direct mail campaigns, participation in promotions and trade shows.  Consulting expenses decreased $0.9 million.  General spending related to payroll processing fees, professional tax and audit services and supplies decreased $0.3 million. Bad debt expense decreased $0.3 million, predominately due to an improvement in collection experience.

Discontinued Operations

Discontinued operations generated no net income for the fiscal year 2009, compared to a net loss from discontinued operations of $0.3 million in 2008.

Conference Call

Management will review these results in a conference call today, March 30, 2010, at 4:30 p.m. ET.

To access the conference call, please dial (866) 360-7027 if calling from the United States or Canada, or (706) 643-3291 if calling internationally, and use passcode 63661018. Please dial in several minutes prior to the start time for registration purposes.

A replay will be available until April 6, 2010, which can be accessed by dialing (800) 642-1687 if calling from the United States or Canada or (706) 645-9291 if calling internationally. Please use passcode 63661018 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's Web site at http://www.buzztime.com.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is one of the most popular interactive bar and restaurant entertainment networks. Trusted for over 25 years by restaurant, bar and pub owners, Buzztime develops trivia, card and sports games and broadcasts them on the Buzztime Network to 4,000 locations throughout North America.  More than 1,000,000 registered players use a blue Playmaker or their Apple iPhone® to compete in more than 4,500,000 games each month.  Players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition or unwind from a hectic day.   Buzztime ups the fun factor – turning visitors into regulars and attracting new players every day of the week.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, new business initiatives and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company's ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

 NTN BUZZTIME, INC. AND SUBSIDIARIES
Selected Balance Sheet Data

As of December 31, 2009 and 2008
(In thousands, except par value amount)

ASSETS	2009	2008
Current Assets:
Cash and cash equivalents	$3,637	$3,362
Accounts receivable, net of allowances of $321 and $298, respectively	606	636
Investment available-for-sale	180	58
Prepaid expenses and other current assets	715	611
Total current assets	5,138	4,667
Broadcast equipment and fixed assets, net	3,809	3,428
Software development costs, net of accumulated amortization of $1,197 and $1,002, respectively	1,374	860
Deferred costs	999	1,383
Goodwill	1,202	1,032
Intangible assets, net	1,585	185
Other assets	190	107
Total assets	$14,297	$11,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$422	$219
Accrued compensation	1,075	868
Accrued expenses	788	972
Sales tax payable	855	958
Income taxes payable	-	18
Obligations under capital leases—current portion	300	8
Deferred revenue	523	657
Other current liabilities	294	-
Total current liabilities	4,257	3,700
Sales taxes payable, excluding current portion	128	-
Obligations under capital leases, excluding current portion	173	32
Deferred revenue, excluding current portion	82	91
Other liabilities	239	93
Total liabilities	4,879	3,916
Commitments and contingencies

Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000 shares authorized; 161 shares issued and outstanding	1	1

Common stock, $.005 par value, 84,000 shares authorized; 60,359 and 55,727 shares issued and outstanding at December 31, 2009 an 2008, respectively	302	277
Treasury stock, at cost, 503 shares at December 31, 2008 and 2007, respectively	(456)	(456)
Additional paid-in capital	115,740	113,267
Accumulated deficit	(106,868)	(105,351)
Accumulated other comprehensive income	699	8
Total shareholders’ equity	9,418	7,746
Total liabilities and shareholders’ equity	$14,297	$11,662

NTN BUZZTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$6,616	$6,525	$25,814	$27,496
Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,691	1,708	6,460	7,582
Selling, general and administrative	4,866	5,326	20,031	25,488
Depreciation and amortization (excluding depreciation and amortization included in direct costs)	163	132	919	532
Total operating expenses	6,720	7,166	27,410	33,602
Operating loss	(104)	(641)	(1,596)	(6,106)
Other income (expense):
Interest income	1	9	72	138
Interest expense	(31)	—	(66)	(5)
Other income	29	4	184	73
Total other (expense) income, net	(1)	13	190	206
Loss from continuing operations before income taxes	(105)	(628)	(1,406)	(5,900)
Provision for income taxes	(91)	(62)	(95)	(234)
Loss from continuing operations	(196)	(690)	(1,501)	(6,134)
Loss from discontinued operations, net of tax	—	—	—	(332)
Net loss	$(196)	$(690)	$(1,501)	$(6,466)
Net loss per common share – basic and diluted:
Loss from continuing operations	$(0.00)	$(0.01)	$(0.03)	$(0.11)
Loss from discontinued operations	—	—	—	(0.01)
Basic and diluted net loss per share	$(0.00)	$(0.01)	$(0.03)	$(0.12)
Weighted average shares outstanding
Basic and diluted	59,850	55,170	58,188	55,189

NTN BUZZTIME, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
For the years ended December 31, 2009 and 2008
(In thousands)

	2009	2008
Cash flows (used in) provided by operating activities:
Net loss	$(1,501)	$(6,466)
Loss from discontinued operations, net of tax	—	(332)
Loss from continuing operations	$(1,501)	$(6,134)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,193	3,101
Provision for doubtful accounts	227	557
Stock-based compensation	180	312
Loss from disposition of equipment and capitalized software	267	618
Changes in assets and liabilities:
Accounts receivable	(181)	142
Prepaid expenses and other assets	95	129
Accounts payable and accrued expenses	139	(367)
Income taxes payable	(161)	(19)
Deferred costs	393	(199)
Deferred revenue	(148)	(296)
Net cash provided by (used in) continuing operations	2,503	(2,156)
Discontinued operations	—	(807)
Net cash provided by (used in) operating activities	2,503	(2,963)
Cash flows provided by (used in) investing activities:
Capital expenditures	(1,910)	(2,160)
Software development expenditures	(1,138)	(835)
Trademark license	(94)	—
Deposits on broadcast equipment	(28)	—
Proceeds from sale of equipment and other assets	—	12
Restricted cash	—	51
Net cash used in investing activities by continuing operations	(3,170)	(2,932)
Discontinued operations	—	7
Net cash used in investing activities	(3,170)	(2,925)
Cash flows (used in) provided by financing activities:
Principal payments on capital leases	(155)	(12)
Proceed from sale of common stock	750	—
Proceeds from exercise of options	28	—
Purchase of treasury stock	—	(12)
Net cash provided by (used) in financing activities by continuing operations	623	(24)
Net decrease increase in cash and cash equivalents	(44)	(5,912)
Effect of exchange rate on cash	319	(999)
Cash and cash equivalents at beginning of year	3,362	10,273
Cash and cash equivalents at end of year	$3,637	$3,362